Exhibit 10.38
EXECUTIVE NONCOMPETITION AGREEMENT
THIS NONCOMPETITION AGREEMENT (the “Agreement”) is made as of December 29, 2010, by and between Communications Infrastructure Investments, LLC (the “Company”), and Dan Caruso, residing at 6346 Snowberry Lane, Niwot Colorado (the “Executive”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Company’s Second Amended and Restated Limited Liability Company Agreement dated February 9, 2009, as amended from time to time (the “LLC Agreement”) by and among the Company, and the persons named on Schedule A thereto.
RECITALS
WHEREAS, the Company desires to issue certain Class B Preferred Units (“Executive Preferred Units”) to Bear Equity, LLC (“Bear Equity”) for and on behalf of the Executive pursuant to the terms and conditions of the parties Vesting Agreement of even date herewith and the LLC Agreement; and
WHEREAS, the Executive has substantial knowledge and experience in the Company’s and its Subsidiaries’ businesses and intimate knowledge of their customers, processes, trade secrets and other business information; and
WHEREAS, the Company wishes to protect it’s value from the risk of competition posed by the Executive and it is a condition to the issuance and continued vesting of the Executive Preferred Units that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof;
NOW THEREFORE, in consideration of the foregoing, the agreements set forth below, and the parties’ desire to preserve the value inherent in the Company for their mutual benefit, the Executive, intending to be legally bound hereby, agrees with the Company as follows:
1. Definitions.
“Bear Equity” has the meaning specified in the Preamble to this Agreement.
“Board” means the Company’s Board of Managers.
“Cause” means the Executive’s: (i) dishonesty of a material nature with respect to the Company (including, but not limited to, theft or embezzlement of the Company’s or any of its Subsidiaries’ funds or assets); (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iii) noncompliance in any material respect with any laws or regulations, foreign or domestic, affecting the operation of the Company’s or any of its Subsidiaries’ business, if such noncompliance is likely to have a material adverse effect on the Company or any of its Subsidiaries; (iv) violation of any express direction or any rule, regulation or policy established by the Board that is consistent with the terms of this Agreement, which violation, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, were such violation can not feasibly be cured within said 10 day period and Executive has not cured such violation within a reasonable amount of time after using best efforts), and if such violation is likely to have a material adverse effect on the Company or any of its Subsidiaries; (v) material breach of this Agreement, which breach, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, were such material breach can not feasibly be cured within said 10 day period and Executive has not cured such material breach within a reasonable amount of time after using best efforts) or a material breach of the Executive’s fiduciary duties to the Company or any of its Subsidiaries; or (vi) gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties.

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“Competing Business” means any business engaged in owning or operating fiber networks.
“Executive Preferred Units” has the meaning specified in the Preamble to this Agreement.
“Expiration Date” has the meaning specified in Section 2 of this Agreement.
“Fair Market Value” has the meaning set forth in the LLC Agreement.
“Good Reason” means the occurrence of any of the following events: (A) a substantial adverse change in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties attached to Executive’s position with the Company or any of its Subsidiaries as of the date of this Agreement, (B) the relocation of the offices at which Executive is principally employed to any other location that is more than 75 miles from the current location of such offices or (C) Executive’s title as of the date of this Agreement is changed in any manner, other than as a result of a promotion. Notwithstanding the foregoing, the occurrence of any event specified in paragraphs (A), (B) or (C) shall not be deemed to be “Good Reason” if Executive fails to voluntarily terminate his employment under this Agreement within sixty (60) days following such event.
“Protected Territory” shall mean, prior to the Termination Date, the world, and commencing on and after the Termination Date, shall include the United States and any other geographic area in which the Company or any of its Subsidiaries conducts business as of the Termination Date, or has developed an intention to conduct business in such geographic area on or before the Termination Date and for which the Company or any of its Subsidiaries has prepared or commissioned the preparation of a business plan or study on or before the Termination Date.
“Termination Date” shall mean the date the Executive’s employment with the Company or any of its Subsidiaries is terminated, whether by the Executive or the Company or any of its Subsidiaries

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2. Term. The term of this Agreement shall be for a period commencing on October 31, 2010 and ending three (3) years thereafter, subject to the terms and conditions below. Notwithstanding the foregoing, in the event the Executive’s employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries for any reason other than for Cause, including, but not limited to, by reason of death or disability, then the term of this Agreement (including all restrictions contained in Section 3) shall immediately expire and be of no further force or effect. For the avoidance of doubt, in the event the Executive’s employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause OR if Executive voluntarily terminates his employment with the Company or any of its Subsidiaries for any reason other than Good Reason, then the term of this Agreement (including all restrictions contained in Section 3) shall continue in full force and effect for the full three (3) term referenced above. Notwithstanding the foregoing, in the event the Company elects and/or appoints a Chairman of the Board other than Executive (without Executive’s approval), then Executive shall have the right (but not the obligation) to elect one of the following options: (i) if Executive elects to have full and immediate acceleration of vesting on all unvested Executive Preferred Units under the Vesting Agreement of the same date hereof, then such accelerated vesting shall immediately occur and Executive shall remain subject to all of the terms and conditions of this Agreement for the remainder of the three (3) year term referenced above, or (ii) if Executive elects to not have full and immediate acceleration of vesting under such circumstances, then Executive shall thereafter not be subject to any of the terms and conditions of this Agreement and such Agreement shall immediately expire and be of no further force or effect (however, if Executive elects this option (ii) AND continues to be employed by the Company, then Executive will be subject to the terms and conditions of this Agreement ONLY for as long as Executive’s employment with the Company continues — after which such restrictions shall immediately expire). If Executive is going to exercise the above referenced election, the Executive must do so within sixty (60) days of the date the Chairman is elected and/or appointed.. For the avoidance of doubt, the above two options are not conditioned on or subject to the termination of Executive’s employment with Company or any of its Subsidiaries.
3. Noncompetition and Nonsolicitation.
(a) Noncompetition. During the term of this Agreement, the Executive agrees that Executive will not, singly, jointly, or as a partner, member, Executive, agent, officer, director, stockholder, equity holder, lender, consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly, indirectly or beneficially (except (i) as a passive holder of not more than one percent (1%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market, (ii) as a passive participant in any venture capital fund where his interest therein does not exceed one percent (1%) of the total capital commitments, or (iii) as Executive Chairman of EnVysion, (iv) as an employee, manager, director or owner of MCCC ICG Holdings LLC, or (v) as a director or owner of GTS Group (i.e. Consortium 1 S.a.r.l. and its affiliated companies) (collectively, “Permitted Activities”)), own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of his name by, or work for, or provide consulting, financial or other assistance to, or be connected in any manner with, a Competing Business within the Protected Territory;

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(b) Nonsolicitation. During the term of this Agreement, the Executive agrees that Executive will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder, equity holder, lender, consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly, indirectly or beneficially (except for Permitted Activities) induce or attempt to induce (i) any Person which is a customer of the Company or any of its Subsidiaries, or which otherwise is a contracting party with the Company or any of its Subsidiaries, as of the date hereof or at any time hereafter during the term of this Agreement, to terminate, alter or amend any written or oral agreement or understanding with the Company or any of its Subsidiaries, or (ii) any Person which is an employee or contractor of the Company or any of its Subsidiaries as of the date hereof or at any time hereafter during the term of this Agreement, to terminate or otherwise separate their employment or contractor arrangement with the Company or any of its Subsidiaries.
4. Injunctive Relief. The Executive agrees that the breach of this Agreement by such Executive will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Executive’s obligations hereunder.
5. Amendments; Waiver. Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be in writing and shall require the prior written approval of the Company. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.
6. Enforcement. The Company and the Executive agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. Accordingly if, in any judicial or similar proceedings, a court or any similar judicial body shall determine that such covenant is unenforceable because it covers too extensive a geographical area or survives too long a period of time, or for any other reason, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time, and shall otherwise be deemed to be limited in such manner, as will permit enforceability by such court or similar body. The Company and the Executive further agree that covenants set forth in this Agreement are reasonable in all the circumstances for the protection of the legitimate interests of the Company and its Members. In the event that any one or more of such covenants shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company and its Members, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions or limitations, as the case may be.
7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.
8. Consent to Jurisdiction. The Executive hereby agrees to submit to the exclusive jurisdiction of the court in and of the State of Delaware and to the courts to which the decisions of appeal of such courts may be taken and consents that service of process with respect to all courts in and of the State of Delaware may be made by registered mail to Executive’s address set forth on page 1 hereof.

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9. Successors and Assigns. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns; provided, however, that the parties hereto agree that in the event of any such assignment by the Company, the phrase “Competing Business” shall, for purposes of being applied to Executive’s obligations hereunder to the assignee, be limited to the business of the Company as of the date of such assignment.
10. Captions; Gender and Number. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. The gender and number used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.
11. Entire Agreement. This Agreement and each related agreement to which the undersigned are a party constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings, whether oral or written, with respect thereto and hereto.
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IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

COMPANY:

COMMUNICATIONS INFRASTRUCTURE INVESTMENTS, LLC

By:	/s/ Scott Beer

Name:	Scott Beer
Title:	General Counsel

EXECUTIVE:

/s/ Dan Caruso

Dan Caruso

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